Exhibit 8

LETTER AGREEMENT

LETTER AGREEMENT, dated as of March 26, 2018 (this “Agreement” or “Side Letter”), by and between Brookfield Asset Management Inc., an Ontario corporation (“BAM”), and GGP Inc., a Delaware corporation (the “Company”). Unless context otherwise requires, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, in connection with, and as a condition and inducement to, the entry by the Company into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Brookfield Property Partners L.P., a Bermuda limited partnership (“Parent”), Goldfinch Merger Sub Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Acquisition Sub”) and the Company, and in consideration of the benefits that BAM will receive from the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, the Company has required that BAM enter into this Agreement, and BAM desires to enter into this Agreement to induce the Company to enter into the Merger Agreement;

WHEREAS, as of the date hereof, BAM is the beneficial or legal owner of record of, and has the voting power over, a number of Parent Common Units and a number of redemption-exchange units of BPL (which are exchangeable into Parent Common Units) (“REUs”), constituting at least a majority of the Parent Common Units (on a fully-exchanged basis) such that an affirmative vote by BAM of such Parent Common Units and REUs would constitute the Parent Unitholder Consent;

WHEREAS,  in connection with, and as a condition and inducement to, the entry by the Company into the Merger Agreement, and in consideration of the benefits that BAM will receive from the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, BAM is willing to enter into the Rights Agreement, in substantially the form attached hereto as Exhibit A (the “Rights Agreement”) with the Rights Agent at or prior to the Charter Closing under the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree, severally and not jointly, as follows:

1.             Voting of Shares.

a.             In the event that, pursuant to Section 6.16 of the Merger Agreement, Parent has obtained a determination from the Toronto Stock Exchange that the Parent Unitholder Consent is required and may be obtained by an action by written consent, then BAM shall deliver such written consent to the Company and the Toronto Stock Exchange promptly, and in any event within five (5) Business Days, following such determination.  In the event that, pursuant to Section 6.16 of the Merger Agreement, Parent has been unable to obtain from the Toronto Stock Exchange a determination, within twenty (20) Business Days following the date hereof, that either (i) the Parent Unitholder Consent may be obtained by an action by written consent or (ii) the Parent Unitholder Consent is not required, then, from the date hereof and continuing until the Expiration Date (as defined below), at the Parent Unitholder Meeting and at every other meeting of the holders of Parent Common Units called with respect to any of the following, and at every adjournment, postponement or recess thereof, and on every action or approval by written consent of holders of Parent Common Units, with respect to any of the following, BAM shall vote, or cause to be voted, all Parent Common Units and REUs that BAM owns, beneficially (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or of record as of the date hereof, and any additional Parent Common Units and REUs that BAM may acquire beneficial (within the meaning of Rule 13d-3 under the Exchange Act) or record ownership of, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof (collectively, the “Subject Units”) that BAM is entitled to vote (including by delivering to the Secretary of Parent a duly executed proxy card): (a)  in favor of the issuance of the Parent Common Units in the Parent Common Units Exchange pursuant to the Merger Agreement and the approval of the Transactions and any action or proposal that would reasonably be expected to be in furtherance of the foregoing, and (b) against any other action, proposal or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or Acquisition Sub under the Merger Agreement, (ii) result in any of the conditions to the consummation of the Merger, the Bylaw Amendment or the Charter Amendment under Section 7.01 or Section 7.03 of the Merger Agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay or adversely affect the Merger, the Bylaw Amendment, the Charter Amendment and the other transactions contemplated by the Merger Agreement.

b.             Any written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent.

c.             Except as explicitly set forth in this Section 1, nothing in this Agreement shall limit the right of BAM to vote (or cause to be voted), including by proxy, if applicable, in favor of, or against or to abstain with respect to, any other matters presented to holders of Parent Common Units. Nothing in this Section 1(c) shall be deemed to limit or waive any obligations of the Company under the Merger Agreement.

2.             Additional Covenants of BAM.

a.             Rights Agreement. BAM shall execute and enter into, as soon as practicable after the date hereof and in any event at or prior to the Charter Closing, the Rights Agreement, with the Rights Agent and shall not agree to terminate, modify or amend such Rights Agreement from and after the date hereof until the earlier of the Charter Closing or the termination of the Merger Agreement in accordance with its terms.

b.             Further Assurances.  From time to time and without additional consideration, BAM shall (at BAM’s sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at BAM’s sole cost and expense) take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent and purpose of this Agreement.

c.             Validity of this Agreement.  BAM agrees not to commence, join in, facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Affiliates, successors or directors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

3.             Representations and Warranties of BAM.  BAM hereby represents and warrants to the Company, severally and not jointly, with respect to BAM and its ownership of the Parent Common Units and the REUs, as of the date of this Agreement, as follows:

a.             Authority.  BAM is duly organized, validly existing and to the extent such concept is applicable, in good standing under the laws of its jurisdiction of formation or organization and has full corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by BAM and assuming the due execution of this Agreement by the Company, constitutes a valid and binding obligation of BAM enforceable in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations. The execution, delivery and performance by BAM of this Agreement does not require any other corporate or similar proceedings on the part of BAM or any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority.

b.             No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof,  will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to BAM or to BAM’s property or assets, other than any of the foregoing that would not, and would not reasonably be expected to, prevent, impede or delay BAM’s ability to perform BAM’s obligations hereunder.

c.             Parent Unitholder Consent.  BAM has, and will have, at the time of the applicable Parent Unitholder Meeting and at every meeting of the holders of Parent Common Units as contemplated by the Merger Agreement and Section 1(a) of this Agreement, the right to vote a sufficient number of Parent Common Units and REUs such that an affirmative vote by BAM of such Parent Common Units and REUs would constitute the Parent Unitholder Consent.

d.             Reliance by the Company.  BAM understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon BAM’s execution and delivery of this Agreement.

e.             Litigation.  As of the date hereof, to the knowledge (actual or constructive) of BAM, there is no action, proceeding or investigation pending or threatened against BAM that questions the validity of this Agreement or any action taken or to be taken by BAM in connection with this Agreement.

f.             Other Agreements.  As of the date hereof, other than this Agreement or as expressly contemplated by the Merger Agreement, there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between BAM or any of its Affiliates, on the one hand, and any other Person (other than the Company), on the other hand, relating in any way to the Transactions, or to the ownership or operations of the Company after the Merger Effective Time.

4.             Representations and Warranties of the Company.  The Company represents and warrants to BAM, as of the date of this Agreement, as follows: The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the Merger Agreement by the Company or the consummation of the transactions contemplated hereby and thereby, other than obtaining the Requisite Stockholder Approval. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

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5.             Termination. This Agreement shall automatically terminate without further action upon the earliest to occur of (a) the Charter Closing (provided the provisions in Section 1 hereof shall automatically terminate upon the Parent Unitholder Consent being obtained), (b) the termination of the Merger Agreement in accordance with its terms and (c) the written agreement of BAM and the Company, upon recommendation of the Special Committee, to terminate this Agreement (the “Expiration Date”).

6.             No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Units.  All rights, ownership and economic benefits of, and relating to, the Subject Units shall remain vested in and belong to BAM, and the Company shall have no authority to direct BAM in the voting or disposition of any of the Subject Units, except as otherwise provided herein.

7.             Legal Representation. This Agreement was negotiated by the parties hereto with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto shall not apply to any construction or interpretation thereof.

8.             Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Transactions are consummated.

9.             Documentation and Information.  BAM consents to and hereby authorizes the Company to publish and disclose in all documents and schedules filed with or furnished to the SEC, and any press release or other disclosure document that the Company determines to be necessary in connection with the Transactions, BAM’s identity and ownership of the Subject Units, the existence of this Agreement and the nature of BAM’s commitments and obligations under this Agreement, and BAM acknowledges that the Company may, in the Company’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. BAM agrees to promptly give the Company any information it may reasonably require relating to BAM for the preparation of any such disclosure documents, and BAM agrees to promptly notify the Company of any required corrections with respect to any such written information supplied by it specifically for use in any such disclosure document, if and to the extent that, to BAM’s knowledge, any such information shall have become false or misleading in any material respect. The initial press release regarding the Transactions shall be a joint press release issued by the parties to the Merger Agreement and thereafter none of the parties to this Agreement or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transaction Agreements and the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, except for any such release or other announcement (i) required by applicable Law or the rules or regulations of any applicable United States securities exchange, the Toronto Stock Exchange or regulatory or Governmental Authority to which the relevant party is subject or (ii) containing only information previously publicly disclosed in accordance with this Section 9 and Section 6.03 of the Merger Agreement or otherwise consistent in all material respects with previous statements made jointly by Parent and the Company; provided, however, that the restrictions set forth in this Section 9 and Section 6.03 of the Merger Agreement shall not apply to any release or announcement made or proposed to be made following a Company Board Recommendation Change.

10.          Specific Performance.  BAM acknowledges and agrees that (a) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (b) the Company is relying on such covenants in connection with entering into the Merger Agreement and (c) a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, BAM agrees that the Company shall be entitled to an injunction,

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restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain BAM from committing any violation of such covenants, obligations or agreements.

11.          Incorporation by Reference. The parties agree that Sections 9.09(a)-(b) and 9.13 of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

12.          WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE FACTS OR CIRCUMSTANCES LEADING TO THE EXECUTION OR PERFORMANCE OF THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NONE OF BAM OR ANY OF ITS REPRESENTATIVES OR ITS AFFILIATES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.

13.          Amendment, Waivers, etc.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by (a) the Company, upon the recommendation of the Special Committee and (b) BAM. Without limiting the foregoing, no provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

14.          Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

15.          Section Headings.  The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

16.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Side Letter to be executed by their respective duly authorized officers to be effective as of the date first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Justin Beber
Name:	Justin Beber
Title:	Senior Managing Partner

[Side Letter]

THE COMPANY:

GGP INC.

By:	/s/ Sandeep Mathrani
Name:	Sandeep Mathrani
Title:	Chief Executive Officer

[Side Letter]

Exhibit A

Form of Rights Agreement

(attached)

BROOKFIELD ASSET MANAGEMENT INC.

and

[•]

Rights Agent

RIGHTS AGREEMENT

Dated as of [•], 2018

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is dated as of [•], 2018 between Brookfield Asset Management Inc., a corporation organized under the laws of Ontario, Canada (“BAM”), and [•] (the “Rights Agent”).

WHEREAS, concurrently with the effective time of the merger (the “Merger Effective Time”) contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Brookfield Property Partners L.P., a Bermuda limited partnership (“BPY”), GGP Merger Sub Corp., a Delaware corporation, and GGP Inc., a Delaware corporation (the “Company”), certain Affiliates of BAM will become service providers to the Company and certain of the Company’s Affiliates pursuant to a Master Services Agreement to be entered into effective as of such date;

WHEREAS, prior to the Merger Effective Time, the Company will (i) file the Company Charter with the Secretary of State of the State of Delaware authorizing, among other things, the issuance by the Company of shares of class A stock, par value $0.01 per share (the “Class A Stock”) and (ii) thereafter, declare and pay a special dividend, which will be comprised in part of shares of Class A Stock, to the holders of record of the Company’s common stock in accordance with the terms of the Merger Agreement (the “Pre-Closing Dividend”);

WHEREAS, pursuant to the terms of the Company Charter, each Class A Shareholder has the right (the “Exchange Right”) to require the Company to exchange all or a portion of the Class A Shares held by such Class A Shareholder (such Class A Shares being hereafter referred to as “Subject Class A Shares” and such exchanging Class A Shareholder, the “Exchanging Class A Shareholder”) for the Cash Amount in accordance with the terms and conditions of the Company Charter;

WHEREAS, Brookfield Properties, Inc., a Delaware corporation (“BPI”), may, in its sole and absolute discretion  (including by means of a standing resolution adopted by the board of directors of BPI, which may be amended or withdrawn at any time) elect to satisfy the Company’s Exchange Right obligation and acquire the Subject Class A Shares from such Exchanging Class A Shareholder in exchange for the BPY Units Amount, in accordance with the terms and conditions of the Company Charter;

WHEREAS, as part of the consideration for the entry by BAM into the Master Services Agreement with the Company, BAM is willing to provide for the delivery of the BPY Units Amount or, in its sole election, the Cash Amount to satisfy the Class A Shareholders’ Secondary Exchange Right in the event that, in connection with any Subject Class A Shares, (i) the Company has not satisfied its Exchange Right obligation under the Company Charter by delivering the Cash Amount on the Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Shares from the Exchanging Class A Shareholder in exchange for the delivery of the BPY Units Amount pursuant to the Company Charter on the Specified Exchange Date;

WHEREAS, the Rights Agent desires to serve as agent for the Class A Shareholders with respect to the administration of the Secondary Exchange Rights; and

WHEREAS, BAM and the Rights Agent desire to set forth their rights and obligations with respect to the Secondary Exchange Rights and the delivery of the BPY Units Amount or, at BAM’s sole election, the Cash Amount in satisfaction of the Secondary Exchange Rights.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.                                           Certain Definitions.

For purposes of this Agreement, the following terms have the meanings indicated:

“Affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement, including, for the avoidance of doubt, any future Affiliates.

“Agreement” shall have the meaning set forth in the recitals.

“Applicable Procedures” means, with respect to any transfer of securities that are held through DTC or another Depositary, the rules and procedures of DTC or such other Depositary, as applicable, that apply to such transfer or exchange.

“BAM” shall have the meaning set forth in the recitals.

“BPI” shall have the meaning set forth in the recitals.

“BPY” shall have the meaning set forth in the recitals.

“BPY Reference Property” shall have the meaning as provided in the Company Charter.

“BPY Specified Event” shall have the meaning as provided in the Company Charter.

“BPY Unit” shall mean a limited partnership interest in BPY representing a fractional part of all the limited partner interests in BPY as outstanding on the date hereof (or any other class of equity security of BPY into which the limited partnership interests in BPY may be converted after the date hereof), which is designated as a “Unit”, and shall include any limited partnership interest or other equity interest of BPY or any successor to BPY into which such BPY Unit is converted or for which such Unit is exchanged.

“BPY Unit Convertible” shall mean any security, including, for the avoidance of doubt and without limitation, redemption-exchange units of Brookfield Property L.P.,  convertible into or redeemable for BPY Unit(s), provided such conversion or redemption right is freely and immediately exercisable by the holder thereof at any time.

“BPY Unit of Reference Property” shall have the meaning as provided in the Company Charter.

“BPY Unit Value” shall have the meaning as provided in the Company Charter.

“BPY Unit Release Price” shall mean, as of the date of withdrawal of any BPY Unit or BPY Unit Convertible from the Collateral Account, an amount in cash or Cash Equivalents equal to one hundred and fifty percent (150%) of the BPY Unit Value of such BPY Units or the BPY Unit Value of the number of BPY Units into which such BPY Unit Convertible may be converted or redeemed for, as of such date.

“BPY Units Amount” shall have the meaning as provided in the Company Charter.

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the state of Delaware are authorized or obligated by law or executive order to close.

“Cash Amount” shall have the meaning as provided in the Company Charter.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state maturing within one year from the date of acquisition thereof and having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) dollar denominated time deposits, certificates of deposit and bankers acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a combined capital and surplus of at least $1,000,000,000 with maturities of not more than one year from the date of acquisition, (iv) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“Class A Share” shall mean a share of Class A Stock.

“Class A Shareholder” shall mean any holder of at least one Class A Share.

“Class A Stock” shall have the meaning set forth in the recitals.

“Close of Business” on any given date shall mean 5:00 P.M., Wilmington, Delaware time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Wilmington, Delaware time, on the next succeeding Business Day.

“Collateral Account” shall have the meaning as provided in Section 8.

“Collateral Account Balance” shall mean the aggregate of the Collateral Account BPY Unit Balance and the Collateral Account Cash Balance.

“Collateral Account BPY Unit Balance” shall mean, as of any date, (i) the number of BPY Units in the Collateral Account plus (ii) the number of BPY Units issuable upon conversion or redemption of BPY Unit Convertibles in the Collateral Account as of such date.

“Collateral Account Cash Balance” shall mean, as of any date, a number of BPY Units (rounded down to the nearest whole unit) equal to the quotient of (i) the aggregate amount of cash and Cash Equivalents in the Collateral Account divided by (ii) the BPY Unit Value as of such date.

“Company” shall have the meaning set forth in the recitals.

“Company Charter” shall mean the Third Amended and Restated Certificate of Incorporation of the Company, to be filed with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit A (which, for the avoidance of doubt, is identical to Exhibit A to the Merger Agreement), as amended from time to time following the Merger Effective Time in accordance with its terms.

“Company Notice” shall mean a written notice delivered by the Company to the Rights Agent and BAM, with respect to any Subject Class A Share, that (i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter with respect to such Subject Class A Share by delivering the Cash Amount on the applicable Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the Specified Exchange Date.

“Conversion Factor” shall have the meaning as provided in the Company Charter.

“Depositary” means a clearing agency registered under the Exchange Act.

“DTC” means The Depository Trust Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Right” shall have the meaning set forth in the recitals.

“Exchanging Class A Shareholder” shall have the meaning set forth in the recitals.

“Exchanging Class A Shareholder Notice” shall mean a written notice in substantially the form attached hereto as Exhibit D delivered by a Class A Shareholder to the Rights Agent and BAM, with respect to any Subject Class A Share, that (i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter by delivering the Cash Amount on the applicable Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the applicable Specified Exchange Date.

“Final Expiration Date” shall mean the twentieth (20th) anniversary of the Merger Effective Time, as the same may be extended in accordance with Section 24 of this Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals.

“Merger Effective Time” shall have the meaning set forth in the recitals.

“Participant” means, with respect to a Depositary, a Person who has an account with the Depositary.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Pre-Closing Dividend” shall have the meaning set forth in the recitals.

“Registered BPY Unit” shall have the meaning set forth in Section 9.

“Required Collateral Account Balance” shall mean, as of a particular date, a number of BPY Units equal to the product of (i) the total number of shares of Class A Stock outstanding on such date, excluding Class A Shares owned by BAM or its Affiliates, multiplied by (ii) the Conversion Factor in effect on such date.

“Required Collateral Account Cash Balance” shall mean, as of a particular date, the product of (i)(a) the Required Collateral Account Balance minus (b) the Collateral Account BPY Unit Balance, multiplied by (ii) one hundred and twenty-five percent (125%) of the BPY Unit Value as of such date.

“Rights Agent” shall have the meaning set forth in the recitals.

“Secondary Exchange Right” shall have the meaning as provided in the Company Charter.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Exchange Date” shall have the meaning as provided in the Company Charter.

“Subject Class A Shares” shall have the meaning set forth in the recitals.

Section 2.                                           Appointment of Rights Agent.

The Rights Agent is hereby appointed to act as agent for the holders of the Secondary Exchange Rights, as a class and not individually, in accordance with the express terms and conditions hereof, and the Rights Agent hereby accepts such appointment.  The obligations of the Rights Agent hereunder shall become effective as of the first issuance of Class A Shares by the Company. The Rights Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document (including, without limitation, the Company Charter, the Class A Shares or the Merger Agreement) other than this Agreement, except to the extent that defined terms set forth in the Company Charter are expressly incorporated herein, whether or not an original or a copy of such agreement, instrument, or document has been provided to the Rights Agent; and the Rights Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. Except to the extent that defined terms set forth in the Company Charter are expressly incorporated herein, references in this Agreement to any other agreement, instrument, or document are for the convenience of the parties and the Rights Agent has no duties or obligations with respect thereto.

Section 3.                                           Secondary Exchange Rights.

(a)   The Secondary Exchange Rights are a part of the terms of the Class A Shares and shall not be transferred or assigned separate or apart from the Class A Shares.  The Secondary Exchange Rights shall not be separately evidenced.  Any sale, transfer, assignment or other disposition of a Class A Share shall also constitute the sale, transfer, assignment or other disposition of the Secondary Exchange Rights associated with such Class A Share.

(b)   Physical certificates for Class A Shares, if any, which become outstanding prior to the Close of Business on the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

This certificate also evidences and entitles the holder hereof to certain Secondary Exchange Rights as set forth in a Rights Agreement between Brookfield Asset Management Inc. and [•], as Rights Agent, dated as of [•], 2018, as it may from time to time be amended or supplemented pursuant to its terms (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company.  The Company will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor.  The Secondary Exchange Rights are a part of the terms of the Class A Shares and shall not be transferred or assigned separate or apart from the Class A Shares.

Notwithstanding this Section 3(b), the omission of a legend shall not affect the enforceability of any part of this Agreement or the rights of any holder of the Secondary Exchange Rights.

Section 4.                                           Satisfaction of Secondary Exchange Rights.

(a)   BAM hereby agrees to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in the Company Charter in accordance with the terms of this Agreement in the event that, in connection with any Subject Class A Share, (i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter by delivering the Cash Amount on the applicable Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the applicable Specified Exchange Date.

(i)            In accordance with the Company Charter, the Company is required to deliver a Company Notice to the Rights Agent and BAM on the Specified Exchange Date if the conditions to the exercise of the Secondary Exchange Rights set forth in the immediately preceding sentence with respect to such Subject Class A Shares have been satisfied, which Company Notice shall set forth the BPY Units Amount and the Cash Amount for such Subject Class A Shares and any wire transfer or other delivery instructions necessary to permit the Rights Agent to transfer the BPY Units or the Cash Amount to the Exchanging Class A Shareholder. If the Rights Agent shall not have received a signed written notice executed by an authorized signatory pursuant to Exhibit B attached hereto from BAM by the Close of Business on the Business Day immediately following the date the Rights Agent received the Company Notice, providing that BAM has elected, in BAM’s sole discretion, to fund the Cash Amount pursuant to Section 4(b) below, the Rights Agent shall exchange (in accordance with Section 4(e) below) each such Subject Class A Share for a number of BPY Units held in the Collateral Account equal to the BPY Units Amount for such Subject Class A Share set forth in such Company Notice and promptly, and in any event within two Business Days, deliver such BPY Units from the Collateral Account to the Exchanging Class A Shareholder; provided that if there shall not be enough BPY Units in the Collateral Account to satisfy the BPY Units Amount with respect to one of more of such Subject Class A Shares, the Rights Agent shall exchange each such Subject Class A Share for an amount of cash from the Collateral Account equal to the Cash Amount for such Subject Class A Share and promptly, and in any event within two Business Days, deliver the Cash Amount to the Exchanging Class A Shareholder.  For the avoidance of doubt, if for any given exercise of the Secondary Exchange Rights under this Section 4 there are not enough BPY Units in the Collateral Account to satisfy the BPY Units Amount with respect to all Subject Class A Shares subject to such Secondary Exchange Right, the Rights Agent shall not cause any BPY Units to be exchanged with respect to any such Subject Class A Shares, and shall instead only deliver to the Exchanging Class A Shareholder the Cash Amount with respect to each such Subject Class A Share from the Collateral Account.

(ii)           In the event that, in connection with any Subject Class A Share, (i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter by delivering the Cash Amount on the applicable Specified Exchange Date and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the applicable Specified Exchange Date, and the Company fails to deliver (to the knowledge of such

Exchanging Class A Shareholder) a Company Notice with respect to any such Subject Class A Share in accordance with Section 4(a)(i) above, (or a Company Notice is not required with respect to such exercise of Secondary Exchange Rights in accordance with subsection (C)(3)(k) of Article IV of the Company Charter) the Exchanging Class A Shareholder shall have the right to deliver, or cause to be delivered, an Exchanging Class A Shareholder Notice to the Rights Agent and BAM, which Exchanging Class A Shareholder Notice shall set forth the number of such Subject Class A Shares. On the Business Day immediately following the date of such Exchanging Class A Shareholder Notice, BAM shall provide written notice to the Rights Agent, which notice shall (i) set forth the BPY Units Amount and the Cash Amount for such Subject Class A Shares subject to such Exchanging Class A Shareholder Notice and any wire transfer or other delivery instructions necessary to permit the Rights Agent to transfer the BPY Units or the Cash Amount to the Exchanging Class A Shareholder and (ii) either (A) provide that BAM has elected, in BAM’s sole discretion, to fund the Cash Amount pursuant to Section 4(b) below with respect to such Subject Class A Shares, or (B) instruct the Rights Agent to exchange (in accordance with Section 4(e) below) each Subject Class A Share in accordance with this Section 4(a)(ii), it being understood that BAM shall not be obligated to deliver such notice to the Rights Agent if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right set forth in Section 4(a) have not been satisfied. Upon receipt of an instruction by BAM pursuant to clause (ii)(B) of the immediately preceding sentence, the Rights Agent shall exchange each such Subject Class A Share for a number of BPY Units held in the Collateral Account equal to the BPY Units Amount for such Subject Class A Share set forth in such Company Notice and, at 9:00 A.M. (Wilmington, Delaware time) on or prior to the next Business Day following receipt of such instruction from BAM, deliver such BPY Units from the Collateral Account to the Exchanging Class A Shareholder; provided that if there shall not be enough BPY Units in the Collateral Account to satisfy the BPY Units Amount with respect to one of more of such Subject Class A Shares, the Rights Agent shall exchange each such Subject Class A Share for an amount of cash from the Collateral Account equal to the Cash Amount for such Subject Class A Share and, at 9:00 A.M. (Wilmington, Delaware time) on or prior to the next Business Day following receipt of such instruction from BAM, deliver the Cash Amount to the Exchanging Class A Shareholder. The Rights Agent shall not take any action under this Section 4(a)(ii) or otherwise upon receipt of an Exchanging Class A Shareholder Notice unless BAM has instructed the Rights Agent to exchange any Subject Class A Share for a number of BPY Units or the Cash Amount, as applicable, as set forth in this Section 4(a)(ii).

(b)   With respect to any Company Notice or Exchanging Class A Shareholder Notice, BAM shall have the right, in its sole and absolute discretion, to elect that the Rights Agent exchange the Subject Class A Shares for the Cash Amount for each Subject Class A Share by providing written notice of such election to the Rights Agent prior to the Close of Business on the Business Day immediately following the date the Rights Agent received the Company Notice or Exchanging Class A Shareholder Notice, as applicable, in accordance with Section 4(a)(i) and Section 4(a)(ii), as applicable.  In the event that BAM shall make the election described in the immediately preceding sentence and there shall not be an amount of cash in the Collateral Account sufficient to exchange any such Subject Class A Share for the Cash Amount, BAM shall deposit an amount of cash into the Collateral Account equal to the Cash Amount with respect to each such Subject Class A Share simultaneously with the delivery of the written notice set forth in the immediately preceding sentence.  In the event that BAM shall elect that the Rights Agent exchange the Subject Class A Shares for the Cash Amount pursuant to this Section 4(b), the

Rights Agent shall deliver the Cash Amount for each Subject Class A Share from the Collateral Account to the Exchanging Class A Shareholder at 9:00 A.M. (Wilmington, Delaware time) on or before the next Business Day following receipt of the written notice of such election from BAM.

(c)   Any Class A Shares received by the Rights Agent pursuant to Section 4(a) or Section 4(b) shall be delivered to BAM, or at BAM’s direction, an Affiliate of BAM which was the beneficial owner of the BPY Units transferred to the Exchanging Class A Shareholder, pursuant to delivery instructions provided by BAM to the Rights Agent (which may be standing written instructions), and shall not be delivered into the Collateral Account, and thereafter BAM or such Affiliate, as applicable, shall be the beneficial owner of such Class A Shares with all rights, powers, privileges and preferences appurtenant thereto, including, without limitation, the Exchange Right.  Delivery to BAM or such Affiliate pursuant to this Section 4(c) shall be accomplished by the Rights Agent instructing the transfer agent for the Class A Shares to record the transfer of the Class A Shares to, and the ownership thereof by, BAM or such Affiliate. On the first Business Day of each calendar quarter, the Rights Agent shall provide BAM with a written statement summarizing the number of Class A Shares that the Rights Agent delivered to BAM and its Affiliates in the preceding calendar quarter.

(d)   Notwithstanding anything to the contrary contained in this Agreement, BAM shall be entitled to cause any of its Affiliates to take any action required to satisfy BAM’s obligations with respect to the Secondary Exchange Rights or otherwise pursuant to this Agreement; provided that nothing other than full and complete payment and performance of such obligations shall relieve BAM of such obligations.

(e)   In connection with an Exchanging Class A Shareholder’s exercise of the Secondary Exchange Right with respect to any Subject Class A Shares held through DTC or another Depositary, such Exchanging Class A Shareholder shall deliver to the Rights Agent a written order from a Participant given to DTC or such other Depositary in accordance with the Applicable Procedures directing DTC or such other Depositary to cause such Subject Class A Shares to be transferred to BAM, or at BAM’s direction, an Affiliate of BAM, in accordance with Section 4(c).

Section 5.                                           Exercise of Rights.

The Rights Agent shall cause the BPY Units Amount delivered to any Exchanging Class A Shareholder pursuant to Section 4(a) to be delivered to or upon the order of the Exchanging Class A Shareholder, registered in such name or names as such Exchanging Class A Shareholder held such Subject Class A Shares (all as set forth in the Company Notice or the Exchanging Class A Shareholder Notice, as applicable).

Section 6.                                           Confirmation Procedures.

(a)   If the BPY Units Amount or the Cash Amount to be delivered pursuant to Section 4 above is to be delivered in a name other than that in which the Class A Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the BPY Units Amount or the Cash Amount may be delivered to a Person other than the Person in whose name the Class A Shares so surrendered are registered in the stock transfer books or ledger of the Company only if such Class A Shares are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such delivery has paid to BAM (or any agent designated by BAM) any transfer taxes reasonably expected to be required by reason of the payment of the BPY Units Amount or the Cash Amount to a Person other than the registered holder of such Class A Shares, or established to the reasonable satisfaction of BAM (or any agent designated by BAM) that such transfer taxes have been paid or are otherwise not payable. Upon satisfaction of the condition in the immediately preceding sentence, BAM shall instruct the Rights Agent in writing to deliver such BPY Units Amount or Cash Amount to such other Person. Unless the Rights Agent has received such written instruction from BAM pursuant to the immediately preceding sentence prior to the delivery by the Rights Agent of the BPY Units Amount or Cash Amount with respect to such Class A Shares, the Rights Agent shall have no duty or obligation under this Section 6(a) and shall deliver or cause to be delivered the BPY Units Amount or Cash Amount to the party designated in the Company Notice without further inquiry.

(b)   All Subject Class A Shares shall be delivered to the Rights Agent free and clear of all liens, claims and encumbrances whatsoever, and should any such liens, claims and encumbrances exist or arise with respect to such Subject Class A Shares, the Exchanging Class A Shareholder shall not be entitled to exercise its Secondary Exchange Rights with respect to such Subject Class A Shares.  Each Exchanging Class A Shareholder will pay to BAM the amount of any tax withholding due upon the exchange of Subject Class A Shares pursuant to this Agreement and, in the event BAM elects to acquire some or all of the Subject Class A Shares from the Exchanging Class A Shareholder in exchange for the Cash Amount in accordance with Section 4(b), will authorize BAM to retain such portion of the Cash Amount as BAM reasonably determines is necessary to satisfy its tax withholding obligations.  In the event BAM elects to acquire some or all of the Subject Class A Shares from the Exchanging Class A Shareholder in exchange for the BPY Units Amount, BAM may elect to either satisfy the amount of any tax withholding due upon the exchange of Subject Class A Shares by retaining BPY Units with a fair market value, as reasonably determined by BAM in good faith, equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by BAM, which amounts shall be treated as a loan by BAM to the Exchanging Class A Shareholder, in each case, unless the Exchanging Class A Shareholder, at the Exchanging Class A Shareholder’s election, has paid or has made arrangements satisfactory to BAM, in its sole discretion, to pay, the amount of any such tax withholding. BAM shall notify the Exchanging Class A Shareholder within one Business Day from the date of the Company Notice or the Exchanging Class A Shareholder Notice, as applicable, of BAM’s good faith estimate of the amount of any tax withholding due upon the exchange of the Subject Class A Shares subject to such Company Notice or the Exchanging Class A Shareholder Notice, provide the Exchanging Class A Shareholder with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid or reduce such withholding, and reasonably cooperate with the Exchanging Class A Shareholder in good faith to attempt to reduce any amounts that would otherwise be withheld pursuant to this Section 6(b); provided that any determination with respect to the withholding shall be made by BAM, in its sole discretion exercised in good faith. Notwithstanding anything to the contrary in this Section 6(b), in no event shall an Exchanging Class A Shareholder be subject to withholding both under subsection C(3)(d) of Article IV of the Company Charter and under this Section 6(b), and any amounts paid or withheld with respect to a Subject Class A

Share pursuant to subsection C(3)(d) of Article IV of the Company Charter shall be credited against and deemed to satisfy the Exchanging Class A Shareholder’s withholding obligation pursuant to this Section 6(b).

Section 7.                                           BPY Units Record Date.

Each former Exchanging Class A Shareholder who receives the BPY Units Amount upon the exercise of the Secondary Exchange Right with respect to any Subject Class A Share pursuant to this Agreement shall for all purposes be deemed to have become the owner of the BPY Units representing the BPY Units Amount for which the Secondary Exchange Right with respect to such Subject Class A Share is exercisable as of the date upon which such Class A Shareholder’s Subject Class A Share is duly surrendered in accordance with this Agreement.  Prior to such Class A Shareholder’s surrender of such Subject Class A Share in accordance with this Agreement, the Class A Shareholder shall not be entitled to any rights of a holder of such BPY Units for which the Secondary Exchange Right with respect to such Subject Class A Share shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of BPY with respect to such BPY Units.  For the avoidance of doubt, any Class A Shareholder who receives the Cash Amount in satisfaction of the Secondary Exchange Right with respect to any Class A Share pursuant to this Agreement shall not be entitled to any rights of a holder of BPY Units at any time with respect to the BPY Units for which the Secondary Exchange Right with respect to such Subject Class A Share was exercisable prior to the receipt of such Cash Amount.

Section 8.                                           Collateral Account.

(a)   BAM or one or more Affiliates of BAM shall establish one or more non-interest bearing trust accounts in the name of BAM or such Affiliates that will be administered by the Rights Agent (together, the “Collateral Account”). The Rights Agent shall requisition the BPY Units Amount or the Cash Amount, as applicable, without any further action or approval from BAM, for payment to any Class A Shareholder in accordance with Section 4(a) or Section 4(b) in accordance with the terms and conditions set forth in this Agreement.  BAM shall be responsible for ensuring that the Collateral Account Balance shall at times equal or exceed the Required Collateral Account Balance.  Notwithstanding anything to the contrary contained in this Section 8 and subject to any additional requirements with respect to the Collateral Account Balance contained in this Section 8, in the event that the Collateral Account Balance shall at any time be less than the Required Collateral Account Balance, including, without limitation, as a result of an adjustment to the Conversion Factor or an increase in the BPY Unit Value, within two Business Days, BAM shall, or shall cause an Affiliate to, deposit into the Collateral Account either (i) a number of BPY Units or BPY Unit Convertibles or (ii) an amount of cash or Cash Equivalents, in an amount necessary to cause the Collateral Account Balance to be at least equal to the Required Collateral Account Balance.  The Rights Agent shall have no duty or obligation to calculate the Required Collateral Account Balance, determine the Conversion Factor, determine if the Collateral Account Balance equals or exceeds the Required Collateral Account Balance, or determine the amounts necessary to cause the Collateral Account Balance to equal or exceed the Required Collateral Account Balance.  BAM covenants and agrees that it will take all action within its control (including making requests of third parties and enforcing any contractual rights and/or obligations) to convert or redeem any BPY Unit Convertibles if necessary to satisfy any Class A Shareholder’s Secondary Exchange Right in accordance with this Agreement, and any delivery of a BPY Unit Amount pursuant to this Agreement shall be made in the form of BPY Units and not, for the avoidance of doubt, in the form of BPY Unit Convertibles. To the extent that conversion or redemption of a BPY Unit Convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties shall be borne by BAM, or its applicable Affiliates, and shall either be satisfied directly by BAM or such Affiliates or shall be deemed to reduce the Collateral Account Balance. BAM shall keep the Rights Agent informed of the Collateral Account Balance and the Required Collateral Account Balance in writing on a regular basis, and shall inform the Rights Agent in writing within two Business Days of any change in the Collateral Account Balance or the Required Collateral Account Balance for any reason, including as a result of an adjustment to the Conversion Factor or an increase in the BPY Unit Value.

(b)   Prior to or substantially concurrently with the issuance of any Class A Shares by the Company, BAM shall, or cause an Affiliate of BAM to, deposit BPY Units or BPY Unit Convertibles into the Collateral Account such that, after taking into account the number of BPY Units issued or issuable upon conversion or redemption of such BPY Unit Convertibles, the number of BPY Units deposited into the Collateral Account shall be equal to the product of (i) the number of such Class A Shares issued (excluding any shares issued to BAM or its Affiliates) multiplied by (ii) the Conversion Factor. The Rights Agent shall have no duty or obligation to calculate the Conversion Factor, to determine the number of Class A Shares issued, or to determine the number of BPY Units or BPY Unit Convertibles necessary to equal the product of (i) the number of such Class A Shares issued (excluding any shares issued to BAM or its Affiliates) multiplied by (ii) the Conversion Factor.

(c)           Except as set forth in this Section 8(c), BAM and its Affiliates shall not be entitled to withdraw any BPY Unit or BPY Unit Convertible from the Collateral Account.

(i)            In the event that the Collateral Account Balance shall exceed the Required Collateral Account Balance, either as a result of a change in the Conversion Factor or a decrease in the number of Class A Shares (excluding Class A Shares owned by BAM or its Affiliates) outstanding, BAM or an Affiliate of BAM shall be entitled to withdraw (pursuant to a written instruction from BAM to the Rights Agent) from the Collateral Account a number of BPY Units, or BPY Unit Convertibles that are convertible into or redeemable for a number of BPY Units, up to an amount equal to (i) the Collateral Account Balance minus (ii) the Required Collateral Account Balance. The Rights Agent shall be entitled to conclusively and exclusively rely upon such written instruction from BAM in accordance with this Section 8(c)(i) without liability or further inquiry.

(ii)           BAM, or any Affiliate of BAM, shall be permitted to withdraw from the Collateral Account a BPY Unit, or the number of BPY Unit Convertibles that are convertible into or redeemable for a BPY Unit, upon the deposit by BAM or any Affiliate of BAM of the BPY Unit Release Price with respect to such BPY Unit, or the number of BPY Unit Convertibles that are convertible into or redeemable for such BPY Unit, in the Collateral Account.

(d)                                 If at any time the Collateral Account Cash Balance shall be less than the Required Collateral Account Cash Balance, BAM shall, or shall cause its Affiliates to, within two Business Days, deposit cash or Cash Equivalents (pursuant to a written instruction from BAM to the Rights Agent and as selected by BAM) in an amount necessary to cause the Collateral Account Cash Balance to be at least equal to the Required Collateral Account Cash Balance.

(e)                                  Except as set forth in this Section 8(e), BAM and its Affiliates shall not be entitled to withdraw any cash or Cash Equivalents from the Collateral Account.

(i)                                     If at any time the Collateral Account Cash Balance shall be greater than one hundred and twenty percent (120%) of the Required Collateral Account Cash Balance, either as a result of a change in the Conversion Factor or a decrease in the number of Class A Shares (excluding Class A Shares owned by BAM or its Affiliates) outstanding, BAM or its Affiliates shall be permitted to withdraw (pursuant to a written instruction from BAM to the Rights Agent) cash or Cash Equivalents in an amount not to exceed the excess of (i) the Collateral Account Cash Balance minus (ii) one hundred and twenty percent (120%) of the Required Collateral Account Cash Balance. The Rights Agent shall be entitled to conclusively and exclusively rely upon such written instruction from BAM in accordance with this Section 8(e)(i) without liability or further inquiry.

(ii)                                  Upon the deposit in the Collateral Account of a number of BPY Units, or of BPY Unit Convertibles that are convertible into or redeemable for such number of BPY Units, BAM, or an Affiliate of BAM, shall be permitted to withdraw (pursuant to a written instruction from BAM to the Rights Agent) cash or Cash Equivalents from the Collateral Account in an amount equal to the aggregate BPY Unit Value of such number of BPY Units, or of the number of BPY Units issuable upon the conversion or redemption of such BPY Unit Convertibles, as applicable.

(f)                                   For the avoidance of doubt, BAM, or its applicable Affiliates, shall remain the beneficial owner of any BPY Units or BPY Unit Convertibles deposited by BAM or such Affiliates into the Collateral Account for so long as such BPY Units or BPY Unit Convertibles remain in the Collateral Account, and shall hold all of the rights, powers, privileges and preferences appurtenant to such BPY Units or BPY Unit Convertibles, including, without limitation, the right to distributions on such BPY Units or BPY Unit Convertibles.  In the event that the Collateral Account consists of more than one account and (i) the Rights Agent has not received written instructions from BAM as to which account to use for any specific transaction described in this Section 8 or (ii) there shall not be an amount within the account designated by BAM to satisfy any applicable BPY Units Amount or Cash Amount to be delivered pursuant to this Agreement, in such cases the Rights Agent shall follow an order of account priority, to be provided in writing by BAM upon the establishment each new account, when determining which account to use for any of the transactions described in this Section 8.  BAM also covenants and agrees that it will take all action within its control to ensure that any transfer agent of the BPY Unit certificates and Class A Shares will comply with the Rights Agent’s instructions in carrying out the purposes of this Agreement.  BAM shall provide the Rights Agent with all necessary information and contact details for each transfer agent for the BPY Unit certificates and Class A Shares.  The Rights Agent shall have no liability for the failure of any transfer agent to facilitate or effect any transfers contemplated hereby, or for any delay in doing so, or for the failure of BAM of its obligations under this Section 8(f).  Prior to any transfer contemplated by this Agreement, BAM shall instruct the transfer agents for any BPY Unit certificates and Class A Shares to follow the instructions of the Rights Agent in connection with any exchange of Class A Shares for BPY Units as set forth herein.

(g)                                  BAM shall provide the Rights Agent with written notice of the consummation of any BPY Specified Event concurrently with such consummation.  Upon the consummation of a BPY Specified Event, the Cash Amount shall be calculated solely in accordance with subsection C(3)(h) of Article IV of the Company Charter, and BAM shall provide the Rights Agent with written notice of the Cash Amount and the BPY Unit of Reference Property as a result of such BPY Specified Event.  On the second Business Day following the effective date of the BPY Specified Event, if any Class A Shareholder shall not have received, with respect to any Class A Share, the amount such Class A Shareholder was entitled to receive under subsection C(3)(h) of Article IV of the Company Charter, such Class A Shareholder shall thereafter be entitled to receive, with respect to each such Class A Share, either (i) a BPY Reference Property, or, at BAM’s election, (ii) the Cash Amount.  Any BPY Reference Property received by the Rights Agent from BAM upon a BPY Specified Event shall be deposited into the Collateral Account and shall not be removed from the Collateral Account until the Rights Agent has received written instructions from BAM providing the Rights Agent with all necessary information to process such removal and transfer, and the satisfaction of all Secondary Exchange Rights under subsection C(3)(h) of Article IV of the Company Charter.

(h)                                 In connection with any transfer by BAM of BPY Units, BPY Reference Property or BPY Unit Convertibles into the Collateral Account required by this Agreement which are held through DTC or another Depositary, BAM must deliver to the Rights Agent a written order from a Participant given to DTC or such other Depositary in accordance with the Applicable Procedures directing DTC or such other Depositary to cause such BPY Units, BPY Reference Property or BPY Unit Convertibles to be transferred to the Collateral Account.  In connection with any transfer by BAM of BPY Units, BPY Reference Property or BPY Unit Convertibles into the Collateral Account required by this Agreement which are not held through DTC or another Depositary, BAM shall transfer to and hold such BPY Units, BPY Reference Property or BPY Unit Convertibles in the Collateral Account.

Section 9.                                           Registration of BPY Unit Resales.

BAM covenants and agrees that it will take all action within its control to ensure that at all times, with respect to all of the BPY Units in the Collateral Account, including BPY Units that are issuable upon conversion of or redemption for BPY Unit Convertibles in the Collateral Account, the transfer of such BPY Units (including BPY Units that are issuable upon conversion of or redemption for BPY Unit Convertibles in the Collateral Account) from the Collateral Account to an Exchanging Class A Shareholder (or to such other Person as may be entitled thereto pursuant to the terms of this Agreement) shall be registered under the Securities Act pursuant to an effective resale shelf registration statement with the Securities and Exchange Commission (each BPY Unit so registered, including BPY Units that are issuable upon conversion of or redemption for BPY Unit Convertibles in the Collateral Account, a “Registered BPY Unit”).  In the event that such a resale shelf registration statement registering such transfers has, at any time, not been effective for five (5) consecutive Business Days, BAM shall, or shall cause an Affiliate of BAM to, deposit in the Collateral Account an amount of cash or Cash Equivalents equal to the BPY Unit Release Price for all BPY Units held in the Collateral Account (including BPY Units that are issuable upon conversion of for redemption for BPY Unit Convertibles in the Collateral Account) that cease to be Registered BPY Units as a result thereof, within five (5) Business Days. The BPY Units Amounts delivered to any Exchanging Class A Shareholder pursuant to Section 4(a) shall only be comprised of Registered BPY Units transferred under an effective resale shelf registration statement, and no Exchanging Class A Shareholder shall receive any BPY Unit that is not a Registered BPY Unit freely transferable under the U.S. federal securities laws.  The Rights Agent shall have no duty or obligation (and no liability) to determine if any BPY Unit, including BPY Units that are issuable upon conversion of or redemption for BPY Unit Convertibles, or any BPY Unit Convertible held in the Collateral Account or transferred to an Exchanging Class A Shareholder is a Registered BPY Unit freely transferable under the U.S. federal securities laws.

Section 10.                                    Concerning BAM.

(a)                                 BAM agrees that any Class A Shareholder may at any time and from time to time, without notice to or further consent of BAM, extend the time of payment of the Exchange Rights or Secondary Exchange Rights, and may also make any agreement with the Company, BPI, BPY or any other Person, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between a Class A Shareholder, on the one hand, and the Company, BPI, BPY or any such other Person, on the other hand, it being understood that no such action shall impair, affect, alter or increase BAM’s obligations under this Agreement or affect the validity or enforceability of this Agreement.

(b)                                 BAM agrees that its obligations hereunder shall in no way be terminated, affected or impaired by reason of (a) the assertion by any Class A Shareholder of any rights or remedies which it may have under or with respect to this Agreement or against any Person obligated hereunder, (b) any Class A Shareholder’s failure to exercise, or delay in exercising, any such right or remedy or any right or remedy such Class A Shareholder may have hereunder, (c) any change in the structure or ownership of the Company, (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, BPI, BPY or any other Person, (e) the existence of any claim, set-off or other right that BAM may have at any time against the Company, BPI, BPY or any of their respective Affiliates, whether in connection with the Exchange Right, the Secondary Exchange Rights or otherwise; (f) the validity or enforceability of the Exchange Right; or (g) any other circumstance whatsoever which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company with respect to the Exchange Right, in bankruptcy or any other instance, other than as provided herein.

(c)                                  To the fullest extent permitted by applicable law, BAM hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by any Class A Shareholder. BAM waives promptness, diligence, notice of the acceptance of this Agreement and of the Exchange Right, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other Person, and all suretyship defenses generally. BAM acknowledges that it will receive substantial direct and indirect benefits from the Master Services Agreement and that this Agreement, including specifically the waivers set forth in this Agreement, is knowingly made in contemplation of such benefits and after the advice of counsel.

(d)                                 BAM hereby unconditionally waives any rights that it may now have or hereafter acquire against the Company or its subsidiaries that arise from the existence, payment, performance, or enforcement of BAM’s obligations under or in respect of this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification.

(e)                                  BAM hereby represents and warrants that:

(i)                                     the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action, and do not contravene any provision of BAM’s organizational documents or any applicable law, order, judgment or contractual restriction binding on BAM or its assets;

(ii)                                  all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Agreement by BAM have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Agreement;

(iii)                               this Agreement constitutes a legal, valid and binding obligation of the BAM enforceable against BAM in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(iv)                              as of the date hereof, BAM has the financial capacity to pay and perform its obligations under this Agreement.

Section 11.                                    Rights of Action.

All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under Section 12 hereof, are vested in the Class A Shareholders; and any Class A Shareholder may, without the consent of the Rights Agent or of any other Class A Shareholder, on such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against BAM to enforce, or otherwise act in respect of, such holder’s right to exercise the Secondary Exchange Rights and the Class A Shareholders’ rights under this Agreement, in each case in the manner provided in the Company Charter and in this Agreement.  Without limiting the foregoing or any remedies available to the Class A Shareholders, it is specifically acknowledged that the Class A Shareholders would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement. BAM agrees to pay all expenses, including all reasonable and documented third party costs and out-of-pocket expenses (including reasonable fees of counsel), actually paid or incurred by such Class A Shareholder in enforcing any of such Class A Shareholder’s rights hereunder or otherwise relating to any litigation or other proceeding brought by such Class A Shareholder to enforce such Class A Shareholder’s rights hereunder, if such Class A Shareholder prevails in such litigation or proceeding.

Section 12.                                    Concerning the Rights Agent.

(a)                                 BAM agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with Exhibit C attached hereto and, from time to time, on demand of the Rights Agent, its reasonable and documented out-of-pocket expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.  BAM also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim or liability in connection therewith.  The indemnification provided for hereunder shall survive the expiration of the Secondary Exchange Rights and the termination of this Agreement.  The costs and expenses of enforcing this right of indemnification shall also be paid by BAM. The Rights Agent shall have no right of set-off against any funds in the Collateral Account with respect to any amounts owed to the Rights Agent by BAM hereunder.

(b)                                 The Rights Agent may conclusively rely upon and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document reasonably believed by it, in good faith, to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of legal counsel to the Rights Agent (who may be an employee of the Rights Agent or outside legal counsel for the Rights Agent).  Notwithstanding anything in this Agreement to the contrary, in no event shall the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action.

Section 13.                                    Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of

Section 15 hereof. The acquisition of substantially all of the Rights Agent’s assets employed in the exercise of corporate trust powers shall be deemed to be a merger or consolidation for purposes of this Section 13.

Section 14.                                    Duties of Rights Agent.

The Rights Agent undertakes the duties and obligations expressly set forth in this Agreement which shall be deemed purely ministerial in nature and no implied duties or obligations shall be read into this Agreement against the Rights Agent.  Under no circumstances will the Rights Agent be deemed to be a fiduciary to BAM, the Company, any Class A Shareholder or any other person under this Agreement.  The Rights Agent will not be responsible or liable for the failure of BAM, the Company, BPY, any transfer agent, any Class A Shareholder or any other person to perform in accordance with this Agreement.  The Rights Agent shall perform those duties and obligations upon the following terms and conditions:

(a)                                 Before the Rights Agent acts or refrains from acting, it may consult with legal counsel (who may be an employee of the Rights Agent or outside legal counsel for the Rights Agent), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)                                 Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by an authorized signatory of BAM identified in Exhibit B attached hereto and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)                                  The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.  The Rights Agent shall not be liable, directly or indirectly, for any special, indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Rights Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

(d)                                 The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Company Charter or be required to verify the same.

(e)                                  The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent); nor shall it be responsible for any breach by BAM of any covenant or condition contained in this Agreement; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any BPY Units to be issued pursuant to this Agreement or as to whether any BPY Units will, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f)                                   BAM agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)                                  The Rights Agent is hereby authorized and directed to accept (and shall be entitled to conclusively and exclusively rely upon, without further inquiry) instructions with respect to the performance of its duties hereunder from any Person reasonably believed by the Rights Agent to be one of the authorized signatories of BAM listed on Exhibit B attached hereto, and to apply to such Persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.  Without limiting the generality of the foregoing, whenever the Rights Agent is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or in the event that the Rights Agent is unsure as to the application of any provision of this Agreement or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement permits any determination or discretion by the Rights Agent or is silent or is incomplete as to the course of action that the Rights Agent is required to take with respect to a particular set of facts, the Rights Agent shall promptly give notice (in such form as shall be appropriate under the circumstances) to BAM requesting instruction as to the course of action to be adopted, and to the extent the Rights Agent acts in good faith in accordance with any written instructions received from BAM the Rights Agent shall not be liable on account of such action to any person.  If the Rights Agent shall not have received appropriate instruction within ten (10) days of such notice (or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it shall be entitled to take no action and shall give prompt written notice of its decision not to take action to BAM, to the Company, and to any Exchanging Class A Shareholder that may be affected by such decision not to take action.  Any application by the Rights Agent for written instructions from BAM may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective.  The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received, in response to such application, written instructions with respect to the proposed action or omission specifying a different action to be taken or omitted.

(h)                                 To the extent permitted by applicable law, the Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Class A Shares or other securities of the Company or become pecuniarily interested in any transaction in which BAM or the Company may be interested, or contract with or lend money to BAM or the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement.  Nothing herein shall preclude the Rights Agent from acting in any other capacity for BAM, the Company or for any other Person.

(i)                                     The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to BAM or the Class A Shareholders resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(j)                                    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability (other than expenses and overhead incurred in the ordinary course by the Rights Agent’s performance under this Agreement) in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k)                                 Other than with respect to a Company Notice in accordance with Section 4(a), the Rights Agent shall not be required to take notice or be deemed to have notice of any fact, event or determination under this Agreement unless and until the Rights Agent shall be specifically notified in writing by BAM of such fact, event or determination.

(l)                                     The Rights Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Rights Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(m)                             The Rights Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder in accordance with the terms of this Agreement and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Rights Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

(n)                                 Unless subject to reimbursement by BAM pursuant to Section 12(a) or reasonably necessary in order for the Rights Agent to perform its express obligations hereunder in accordance herewith, notwithstanding anything contained herein or elsewhere to the contrary, the Rights Agent shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (x) require the Rights Agent in its individual capacity to obtain the consent, approval, authorization or order of or the giving of notice to, or the registration with, or taking of any action in respect of, any state or other governmental authority or agency other than the State of Delaware; (y) result in any fee, tax or other governmental charge under the laws of any jurisdiction other than the State of Delaware becoming payable by the Rights Agent in its individual capacity, or (z) subject the Rights Agent in its individual capacity to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Rights Agent contemplated hereby.

(o)                                 The right of the Rights Agent to perform any discretionary act (if any) enumerated in this Agreement shall not be construed as a duty.

Section 15.                                    Change of Rights Agent.

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to BAM and the Company and to each transfer agent of the Class A Shares and the BPY Units by registered or certified mail.  BAM may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Class A Shares and the BPY Units by registered or certified mail.  If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, BAM shall appoint a successor to the Rights Agent.  If BAM shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by a Class A Shareholder, then any Class A Shareholder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.  Any successor Rights Agent, whether appointed by BAM or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million.  After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, including, without limitation, the Collateral Account, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose.  Not later than the effective date of any such appointment BAM shall file notice thereof in writing with the predecessor Rights Agent, the Company, and each transfer agent of the Class A Shares and the BPY Units.  Failure to give any notice provided for in this Section 15, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 16.                                    Notices.

Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by any Exchanging Class A Shareholder, other Class A Shareholder, or other holder of a Secondary Exchange Right, to or on BAM shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Attention:  [•]

Subject to the provisions of Section 15 hereof, any notice or demand authorized by this Agreement to be given or made by BAM or by any Exchanging Class A Shareholder, other Class A Shareholder, or other holder of a Secondary Exchange Right to or on the Rights Agent shall be sufficiently given or made if sent by registered or certified mail and shall be deemed given upon receipt and, addressed (until another address is filed in writing with BAM) as follows:

[•]

Attn:  [•]

[•]

[•]

Phone:  [•]

Fax:  [•]

Email: [•]

Notices or demands authorized by this Agreement to be given or made by BAM or the Rights Agent to any Class A Shareholder shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company or the transfer agent for the Class A Shares.

Section 17.                                    Supplements and Amendments.

BAM may from time to time, and the Rights Agent shall, if BAM so directs, supplement or amend this Agreement without the approval of any Class A Shareholder in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, to make modifications necessary to reflect changes in applicable law, including, without limitation, tax law, or to make any other change, in each case, provided that such change, amendment, modification or supplementation does not adversely affect any Class A Shareholder or its rights hereunder in any respect.  Except as set forth in the immediately preceding sentence, any amendment or modification to this Agreement shall require (a) pursuant to a consent request duly conducted by, and at the expense of, BAM or (b) at a duly called annual or special meeting of the Company’s stockholders, (i) prior to the second (2nd) anniversary of the date of the first issuance of Class A Stock, the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Company’s securities may then be listed) of the Company and (ii) from and after the second (2nd) anniversary of the date of the first issuance of Class A Stock, either (x) the affirmative consent or vote, as applicable, of holders of a majority of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Company’s securities may then be listed) of the Company or (y) the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class.  Any supplement or amendment authorized by this Section 17 shall be evidenced by a writing signed by BAM and the Rights

Agent. Notwithstanding anything in this Agreement to the contrary, no supplement or amendment that changes the rights and duties of the Rights Agent under this Agreement will be effective against the Rights Agent without the execution of such supplement or amendment by the Rights Agent. In executing any amendment or supplement contemplated hereby, the Rights Agent shall be provided with, and shall be entitled to conclusively and exclusively rely upon, an opinion of counsel (which may be counsel to BAM) stating that the execution of such amendment or supplement is authorized or permitted by this Agreement and all conditions precedent to the execution and delivery thereof have been duly satisfied or waived.

Section 18.                                    Successors.

All the covenants and provisions of this Agreement by or for the benefit of BAM or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 19.                                    Benefits of this Agreement.

Nothing in this Agreement shall be construed to give to any Person other than BAM, the Rights Agent and the Class A Shareholders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of BAM, the Rights Agent and the Class A Shareholders.

Section 20.                                    Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 21.                                    Governing Law; Forum Selection.

This Agreement and the Secondary Exchange Rights issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. Each party to this Agreement irrevocably and unconditionally agrees to be, and all the rights governed by this Agreement, including the rights of the Class A Shareholders in accordance with Section 11 shall be, subject to the exclusive jurisdiction of the state courts sitting in the City of Wilmington in the State of Delaware and of the United States of America located in the District of the State of Delaware for any actions, suits or proceedings arising out of, or relating to, this Agreement.  No action, suit or proceeding relating thereto shall be commenced in any other court.  Service of any process, summons, notice or document if delivered or made pursuant to Section 16 shall be effective service of process for any action, suit or proceeding.  Each party to this Agreement hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the aforementioned courts and hereby further irrevocably and unconditionally waives all claims, and agrees not to plead or claim in any such court, that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 22.                                    Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 23.                                    Descriptive Headings.

The table of contents and descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 24.                                    Administration; Termination.

This Agreement shall terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms without the Pre-Closing Dividend having been paid in accordance therewith, (ii) the first Business Day after the payment of the Pre-Closing Dividend where there shall be no Class A Shares outstanding, other than Class A Shares owned by BAM or its Affiliates, (iii) (a) pursuant to a consent request duly conducted by, and at the expense of, BAM or (b) at a duly called annual or special meeting of the Company’s stockholders, (x) prior to the second (2nd) anniversary of the date of the first issuance of Class A Stock, the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Company’s securities may then be listed) of the Company and (y) from and after the second (2nd) anniversary of the date of the first issuance of Class A Stock, either (I) the affirmative consent or vote, as applicable, of holders of a majority of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Company’s securities may then be listed) of the Company or (II) the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled Affiliates, voting as a class, and (iv) the Final Expiration Date; provided that the Final Expiration Date may be extended with the mutual consent of BAM and a majority of the independent members of the Company’s board of directors (upon written notice delivered by BAM to the Rights Agent certifying to that effect).  BAM shall provide the Rights Agent with written notice of the termination of this Agreement.

Section 25.                                    No Waiver; Cumulative Rights.

No failure on the part of any Class A Shareholder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Class A Shareholder of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder by such Class A Shareholder or any other Class A Shareholder. Each and every right, remedy and power hereby granted to the Class A Shareholders shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by any Class A Shareholder at any time or from time to time.

Section 26.                                    Fractional Units.

Class A Shareholders holding a number of Subject Class A Shares which would entitle such holders to receive less than one whole BPY Unit pursuant to this Agreement shall receive cash in lieu of fractional units. Fractional BPY Units shall not be distributed to Class A Shareholders or credited to book-entry accounts. With respect to any delivery of BPY Units to a Class A Shareholder under this Agreement, BAM shall promptly instruct the transfer agent for the BPY Units to, as soon as practicable, (a) determine the number of whole BPY Units and fractional BPY Units allocable to each holder of record or beneficial owner of Class A Shares entitled to receive BPY Units at such time, (b) aggregate all such fractional units into whole BPY Units and sell the whole BPY Units obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional BPY Units, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per BPY Unit after making appropriate deductions for any amount required to be withheld for tax purposes and any brokerage fees incurred in connection with these sales of fractional BPY Units. Neither BAM nor the Rights Agent will guarantee any minimum sale price for the fractional BPY Units. Neither BAM nor the Rights Agent will pay any interest on the proceeds from the sale of fractional BPY Units. The transfer agent of the  BPY Units acting on behalf of the applicable party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional BPY Units and to determine when, how and at what price to sell such units, provided that neither the transfer agent nor the broker-dealers through which the aggregated fractional BPY Units are sold shall be Affiliates of BAM.

Section 27.                                    Book Entry.

Reference in this Agreement to certificates for Class A Shares or BPY Units shall include, in the case of uncertificated shares or units, the balances indicated in the book-entry account system of the transfer agent for the Class A Shares or BPY Units, as applicable.  Any legend required to be placed on any certificates for Class A Shares or BPY Units may instead be included on any book-entry confirmation or notification to the registered holder of such Class A Shares or BPY Units.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

Brookfield Asset Management Inc.

By:
Name:
Title:

[Signature Page to Rights Agreement]

[•]
as Rights Agent

By:
Name:
Title:

[Signature Page to Rights Agreement]

EXHIBIT A

Form of Company Charter

EXHIBIT B

Authorized Signatures for Brookfield Asset Management Inc. (“BAM”)

under Rights Agreement dated as of           , 2018

BAM certifies that the names, titles, telephone numbers and e-mail addresses set forth in this Exhibit B identify the persons authorized to provide direction and initiate or confirm transactions, including funds equity transfer instructions, on behalf of the corporation.

Name, Title, Telephone Number, and e-mail address for person(s) designated to provide direction, including but not limited to funds/equity transfer instructions, and to otherwise direct [•], as Rights Agent

Name	Title	Telephone Number	E-mail Address	Signature

EXHIBIT C

Terms of Compensation of Rights Agent1

In consideration for the services of the Rights Agent under the Rights Agreement dated as of               , 2018 with Brookfield Asset Management Inc. the Rights Agent shall receive the following compensation from the Liquidating Trust Assets:

Initial Acceptance Fee (one time, payable in advance on the Effective Date)	TBD

Administration Fee (payable annually, in advance on the Effective Date and each anniversary thereof)	TBD

Out-of-Pocket Expenses:

In addition to the fees listed above, all reasonable out-of-pocket expenses will be billed and payable at cost.  Out-of-pocket expenses include, but are not limited to, reasonable fees of counsel or other outside professional firms (legal counsel, tax advisor) retained by the Rights Agent (including fees and expenses incurred in litigation), reasonable travel expenses of bank officers to attend closings.

1  Rights Agent to provide.

EXHIBIT D

Form of Exchanging Class A Shareholder Notice

To:                                                                             Brookfield Asset Management Inc.

Attn: [•]

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Phone: [•]

Fax: [•]

Email: [•]

[•]

Attn: [•]

[•]

[•]

Phone: [•]

Fax: [•]

Email: [•]

[•]:

Reference is made to that certain Rights Agreement, dated as of [•], 2018, between Brookfield Asset Management Inc., and [•] (the “Rights Agreement”).  Capitalized terms that are not otherwise defined in this Exchanging Class A Shareholder Notice shall have the meanings given to them in the Rights Agreement.

The undersigned (the “Holder”) represents and warrants that, with respect to                Subject Class A Share(s):

(i)                                     the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter by delivering the Cash Amount on the applicable Specified Exchange Date;

(ii)                                  BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the applicable Specified Exchange Date; and

(iii)                               The Company has failed to deliver (to the knowledge of such Exchanging Class A Shareholder) a Company Notice with respect to the Subject Class A Shares identified above in accordance with Section 4(a)(i) of the Rights Agreement (or a Company Notice is not required with respect to this Exchanging Class A Shareholder Notice in accordance with subsection (C)(3)(k) of Article IV of the Company Charter).

Pursuant to and in accordance with the terms and conditions of the Rights Agreement, the Holder irrevocably elects to exercise its Secondary Exchange Rights for the Holder’s Subject Class A Shares identified above.  The BPY Units Amount or the Cash Amount, as applicable, shall be issued or paid to:

Please insert social security
or other identifying number

(Please print name and address)

Dated: ,

Signature

Signature Guaranteed:

Signatures should be guaranteed by an eligible guarantor institution (bank, stock broker or savings and loan association with membership in an approved signature medallion program).